Preliminary Pricing Supplement (To the Prospectus dated August 31, 2010, the Prospectus Supplement dated May 27, 2011 and Index Supplement dated May 31, 2011)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-169119

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus, prospectus supplement and index supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated December 9, 2011

$[—] Buffered iSuper TrackSM Notes due June 22, 2015 Linked to the Performance of an Equity Basket Global Medium-Term Notes, Series A, No. E-7044

Terms used in this preliminary pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Basket Initial Valuation Date:	December 19, 2011

Issue Date:	December 22, 2011

Basket Final Valuation Date:	June 17, 2015*

Maturity Date:	June 22, 2015**

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Reference Asset:	A basket (the “Basket”) comprised of the S&P 500® Index (the “Index”) and the exchange-traded funds (the “ETFs”) specified below (each of the Index and the ETFs, a “Basket Component”, and the Index and the ETFs collectively, the “Basket Components”), with weight assigned to each Basket Component (“Weight” or “W(i )”) as set forth in the table below:

Basket Component (i)	Bloomberg Ticker Symbol	Bloomberg Professional® Service Page	Weight (“W(i)”)	Initial Value (“C(i) Initial”)
S&P 500® Index	SPX	SPX <Index>	70%		[	—]
MidCap SPDR Trust Series 1	MDY	MDY UP <Equity>	8%	$	[	—]
iShares® MSCI EAFE Index Fund	EFA	EFA UP <Equity>	15%	$	[	—]
iShares® MSCI Emerging Markets Index Fund	EEM	EEM UP <Equity>	4%	$	[	—]
iShares® Russell 2000 Index Fund	IWM	IWM UP <Equity>	3%	$	[	—]

Periodic Amounts:	An amount equal to $18.85 per $1,000 principal amount Note will be payable semi-annually on the 22nd day of each June and December during the term of the Notes, commencing on June 22, 2012 and ending on the Maturity Date, subject to the following (unadjusted) business day convention.

Basket Performance Cap:	[32%-55%]*** *** The actual Basket Performance Cap will be set on the Basket Initial Valuation Date and will not be less than 32%.

Buffer Percentage:	10.00%

Payment at Maturity:

If the Basket Return is greater than 0.00%, you will receive (subject to our credit risk) on the Maturity Date, in addition to the final Periodic Amount, a cash payment per $1,000 principal amount Note equal to (a) $1,000 plus (b) the product of (i) $1,000 times (ii) the Basket Return, subject to the Basket Performance Cap;

If the Basket Return is less than or equal to 0.00% and equal to or greater than -10.00%, you will receive (subject to our credit risk) on the Maturity Date, in addition to the final Periodic Amount, a cash payment of $1,000 per $1,000 principal amount Note;

If the Basket Return is less than -10.00%, you will receive (subject to our credit risk) on the Maturity Date, in addition to the final Periodic Amount, a cash per $1,000 principal amount Note equal to (a) $1,000 plus (b) $1,000 times the sum of (i) the Basket Return plus (ii) the Buffer Percentage, calculated as follows:

$1,000 + [$1,000 × (Basket Return + 10.00%)]

If the Basket Return is less than -10%, you will lose 1% of the principal amount of your Notes for every 1% that the Basket Return falls below -10.00%. You may lose up to 90.00% of the principal amount of your Notes. Any payment on the Notes, including payment of any Periodic Amounts and any payment due at maturity, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement.

Basket Return:

The Basket Return is the weighted average of the percentage change in the Closing Value of each Basket Component (which may be less than 0%) from its Initial Value to the its Final Value, calculated on a formula basis as follows:

Where:

C(i ) Initial = The Initial Value of Basket Component(i ) on the Basket Initial Valuation Date, as set forth in the table above;

C(i ) Final = The Final Value of Basket Component(i ) on the Basket Final Valuation Date; and

W(i) = Weight assigned to Basket Component(i), as set forth in the table above.

For a step-by-step illustration of hypothetical calculations of the percentage change in the Closing Value of each Basket Component from its Initial Value to its Final Value and the corresponding Basket Return, see “Step 1” and “Step 2”under “Hypothetical Payment at Maturity Calculations” in this preliminary pricing supplement.

Initial Value of a Basket Component:	With respect to a Basket Component, the Closing Value of such Basket Component on the Basket Initial Valuation Date, as set forth in the table above.

Final Value of a Basket Component:	With respect to a Basket Component, the Closing Value of such Basket Component on the Basket Final Valuation Date.

Closing Value of a Basket Component:

With respect to the S&P 500 Index, for any scheduled trading day, the closing value of the S&P 500 Index published at the regular weekday close of trading on that day as displayed on Bloomberg Professional® service page “SPX <Index>” or any successor page on Bloomberg Professional® service or any successor service, as applicable.

With respect to an ETF, for any scheduled trading day, the official closing price per share of the ETF on that day as determined by the Calculation Agent and displayed on the applicable Bloomberg Professional® service page set forth above or any successor page on Bloomberg Professional® service or any successor service, as applicable.

In certain circumstances, the Closing Value of a Basket Component will be based on alternate calculation as described in “Reference Assets—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” or “Reference Asset—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds”, as applicable, in the accompanying prospectus supplement.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06738KD57 and US06738KD572

*	Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities”, “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” in the accompanying prospectus supplement.
**	Subject to postponement in the event of a market disruption event and as described under “Terms of the Notes—Maturity Date”, “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities”, “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” in the accompanying prospectus supplement.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-6 of the prospectus supplement, “Risk Factors” beginning on page IS-2 of the index supplement and “Selected Risk Considerations” beginning on page PPS-6 of this preliminary pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this preliminary pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission	Proceeds to Barclays Bank PLC
Per Note	100%	0%	100%
Total	$	$	$

You may revoke your offer to purchase the Notes at any time prior to the pricing as described on the cover of this preliminary pricing supplement. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this preliminary pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011 and the index supplement dated May 31, 2011 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This preliminary pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and the index supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

•	Index Supplement dated May 31, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511154632/d424b3.htm

Our SEC file number is 1-10257. As used in this preliminary pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

Hypothetical Payment at Maturity Calculation

The following steps illustrate a hypothetical example of how the payment at maturity will be calculated by the Calculation Agent. The hypothetical payment at maturity calculation set forth below is for illustrative purposes only and may not be the actual payment at maturity applicable to a purchaser of the Notes. The numbers appearing in the following table have been rounded for ease of analysis. Note that, for purposes of the hypothetical payment at maturity calculation set forth below, we are assuming that the Basket Return is greater than 0% and does not exceed the Basket Performance Cap and that the Initial Value and the Final Value of each Basket Component are as set forth in the table under “Step 1” below. For more information regarding the total returns on the Notes at maturity assuming a range of performance for the Basket, please see “What is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Basket?” below. The calculations set forth below do not take into account any reinvestment of any Periodic Amount or any tax consequences from investing in the Notes.

Step 1: Determine the percentage change in the Closing Value of each Basket Component from its respective Initial Price to its respective Final Price.

Given the Initial Value and the Final Value set forth in the table below for each Basket Component, the percentage change in the Closing Value of each Basket Component from its respective Initial Value to its respective Final Value will be calculated by the Calculation Agent as follows:

Final Value – Initial Value

Initial Value

Basket Component	Initial Value	Final Value	Percentage Change from Initial Value to Final Value
SPX	1234.35	1357.79	10%
MDY	157.53	157.53	0%
EFA	49.81	53.79	8%
EEM	38.58	44.37	15%
IWM	72.35	101.29	40%

PPS-2

Step 2: Calculate the Basket Return.

The Basket Return will be calculated by the Calculation Agent equal to the sum of the weighted percentage change in the Closing Value of each Basket Component from its respective Initial Value to its respective Final Value:

Basket Component	Percentage Change from Initial Value to Final Value	Weight	Weighted Percentage Change from Initial Price to Final Price
SPX	10%	70.00%	7.00%
MDY	0%	8.00%	0.00%
EFA	8%	15.00%	1.20%
EEM	15%	4.00%	0.60%
IWM	40%	3.00%	1.20%
Basket Return*			10%

*	Equal to the sum of the weighted percentage change in Closing Value from the Initial Value to the Final Value for each Basket Component

Step 3: Calculate the Payment at Maturity.

Because the Basket Return is greater than 0% and does not exceed the Basket Performance Cap, the payment at maturity, in addition to the final Periodic Amount, will equal (a) the principal amount of your Notes plus (b) the principal amount of your Notes multiplied by the Basket Return, calculated per $1,000 principal amount Note as follows:

$1,000 + [$1,000 × Basket Return]

$1,000 + [$1,000 × 10%] = $1,100

The total return on the investment of the Notes (including return consisting of all Periodic Amounts) is 23.20% (10.00% + 13.20%).

What is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Basket?

The following table illustrates the hypothetical total return at maturity on the Notes assuming a range of performance for the Basket. The “total return” as used in this preliminary pricing supplement is the number, expressed as a percentage, that results from comparing (a) the payment at maturity per $1,000 principal amount Note plus all Periodic Amounts to (b) $1,000. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. These examples do not take into account any reinvestment of any Periodic Amount or any tax consequences from investing in the Notes.

The numbers appearing in the following table and examples have been rounded for ease of analysis. The following table and assumptions also make the following assumptions:

•	The investor purchases $1,000 principal amount of Notes on the Issue Date at the Price to the Public indicated on the cover page of this preliminary pricing supplement and holds the Notes to maturity.

•	No market disruption events, reorganization events or events of default occur during the term of the Notes.

•	Buffer Percentage: 10.00%

•	Periodic Amounts: $18.85 per $1,000 principal amount Note, payable semi-annually.

•	Basket Performance Cap: 32%

PPS-3

Basket Return	Payment at Maturity*	Total Return**
100.00%	$1,320.00	45.20%
95.00%	$1,320.00	45.20%
85.00%	$1,320.00	45.20%
75.00%	$1,320.00	45.20%
65.00%	$1,320.00	45.20%
55.00%	$1,320.00	45.20%
45.00%	$1,320.00	45.20%
32.00%	$1,320.00	45.20%
25.00%	$1,250.00	38.20%
20.00%	$1,200.00	33.20%
10.00%	$1,100.00	23.20%
5.00%	$1,050.00	18.20%
2.00%	$1,020.00	15.20%
0.00%	$1,000.00	13.20%
-5.00%	$1,000.00	13.20%
-10.00%	$1,000.00	13.20%
-15.00%	$950.00	8.20%
-25.00%	$850.00	-1.80%
-35.00%	$750.00	-11.80%
-45.00%	$650.00	-21.80%
-55.00%	$550.00	-31.80%
-65.00%	$450.00	-41.80%
-75.00%	$350.00	-51.80%
-85.00%	$250.00	-61.80%
-95.00%	$150.00	-71.80%
-100.00%	$100.00	-76.80%

*	per $1,000 principal amount Note; not including any Periodic Amount
**	Including all Periodic Amounts

Example 1: The Basket Return equals 10.00%.

Because the Basket Return is greater than 0% and does not exceed the Basket Performance Cap, in addition to the final Periodic Amount, the investor receives (subject to our credit risk) a payment at maturity of $1,100 per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × Basket Return]

$1,000 + [$1,000 × 10.00%] = $1,100

The total return on the investment of the Notes (including return consisting of all Periodic Amounts) is 23.20% (10.00% + 13.20%).

Example 2: The Basket Return equals 40.00%.

Because the Basket Return exceeds the Basket Performance Cap, in addition to the final Periodic Amount, the investor receives (subject to our credit risk) a payment at maturity of $1,320 per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × Basket Performance Cap]

$1,000 + [$1,000 × 32.00%] = $1,320

The total return on the investment of the Notes (including return consisting of Periodic Amounts) is 45.20% (32.00% + 13.20%).

Example 3: The Basket Return equals -5.00%.

Because the negative Basket Return is not less than -10%, in addition to the final Periodic Amount, the investor receives (subject to our credit risk) a payment at maturity of $1,000 per $1,000 principal amount Note.

The total return on the investment of the Notes (including return consisting of Periodic Amounts) is 13.20% (0.00% + 13.20%).

Example 4: The Basket Return equals -25.00%.

Because the negative Basket Return is less than -10%, in addition to the final Periodic Amount, the investor receives (subject to our credit risk) a payment at maturity of $850 per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × (Basket Return + 10%)]

$1,000 + [$1,000 × (-25% + 10.00%)] = $850

The total return on the investment of the Notes (including return consisting of Periodic Amounts) is -1.80% (-15.00% + 13.20%).

PPS-4

Selected Purchase Considerations

•

Market Disruption Events and Adjustments—The Basket Final Valuation Date, the Maturity Date and the payment at maturity are subject to adjustment as described in the following sections of the prospectus supplement:

•

For a description of what constitutes a market disruption event with respect to the Index as well as the consequences of that market disruption event, see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof”;

•

For a description of what constitutes a market disruption event with respect to an ETF as well as the consequences of that market disruption event, see “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities” and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof”;

•	For a description of further adjustments that may affect the Index, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index”; and

•

For a description of further adjustments that may affect an ETF, see “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds”.

•

Material U.S. Federal Income Tax Considerations—The material tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes).

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described below. This opinion assumes that the description of the terms of the Notes in this preliminary pricing supplement is materially correct.

The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid income-bearing cash-settled executory contract with respect to the Basket Components. If your Notes are so treated, you will likely be taxed on the Periodic Amounts as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes and, subject to the discussion of Section 1260 below, you should generally recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time (other than the amount attributable to the Periodic Amount, which will likely be treated as ordinary income) and the amount you paid for your Notes. Such capital gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year. Any character mismatch arising from your inclusion of ordinary income and capital loss (if any) upon the sale or maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations.

Although not entirely clear, it is possible that the purchase and ownership of the Notes could be treated as a “constructive ownership transaction” in respect of the portion of the Notes that relates to changes in the value of ETFs and that is to that extent subject to the rules of Section 1260 of the Internal Revenue Code. If your Notes were subject to the constructive ownership rules, then any long-term capital gain that you realize upon the sale or maturity of your Notes that is attributable to the appreciation of the ETFs over the term of your Notes would be recharacterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such capital gain) to the extent that such capital gain exceeds the amount of long-term capital gain that you would have realized had you purchased the actual number of shares of the ETFs referenced by your Notes on the date that you purchased your Notes and sold those shares on the date of the sale or maturity of the Notes (the “Excess Gain Amount”). Because the maturity payment under the Notes will only reflect the appreciation or depreciation in the value of the shares of the Basket Components and will not be determined by reference to any short-term capital gains or ordinary income, if any, that is recognized by holders of shares of the Basket Components, and because the return on the Notes is calculated without any leverage, we believe that the Excess Gain Amount should be equal to zero, and that the application of the constructive ownership rules should accordingly not have any adverse effects to you. However, if you purchase your Notes at a discount, it is possible that the Excess Gain Amount could be greater than zero if the Internal Revenue Service successfully asserts that the discount at which you purchase your Notes should be taken into account in determining the Excess Gain Amount. Because the application of the constructive ownership rules is unclear, however, you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the Notes.

PPS-5

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect.

For a further discussion of the tax treatment of your Notes as well as possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this preliminary pricing supplement.

“Specified Foreign Financial Asset” Reporting. Under legislation enacted in 2010, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 are generally required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your Notes), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. The Internal Revenue Service has suspended this filing requirement for tax returns that are filed before it finalizes the form on which to report the relevant information. However, once the Internal Revenue Service finalizes the form, taxpayers that were not required to report in prior years because of the suspension will nevertheless be required to report the relevant information for such prior years on such form. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Non-U.S. Holders. Barclays currently does not withhold on coupon payments to non-U.S. holders in respect of instruments such as the Notes. However, if Barclays determines that there is a material risk that it will be required to withhold on any such payments, Barclays may withhold on any Periodic Amount at a 30% rate, unless you have provided to Barclays (i) a valid Internal Revenue Service Form W-8ECI or (ii) a valid Internal Revenue Service W-8BEN claiming tax treaty benefits that reduce or eliminate withholding. If Barclays elects to withhold and you have provided Barclays with a valid Internal Revenue Service W-8BEN claiming tax treaty benefits that reduce or eliminate withholding, Barclays may nevertheless withhold up to 30% on payments it makes to you if there is any possible characterization of the payments that would not be exempt from withholding under the treaty. In addition, non-U.S. holders will be subject to the general rules regarding information reporting and backup withholding as described under the heading “Certain U.S. Federal Income Tax Considerations—Information Reporting and Backup Withholding” in the accompanying prospectus supplement.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the ETF. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Securities Based on a Basket Comprised of More Than One Reference Asset”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

•	“Risk Factors—Additional risks Relating to Securities with a Maximum Return, Maximum Rate, Ceiling or Cap”; and

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds.”

In addition to the risks described above, you should consider the following:

•

Your Investment in the Notes May Result in Significant Loss—The Notes do not guarantee any return of principal. Periodic Amounts will be payable on the dates set forth on the cover page of this preliminary pricing supplement, including the Maturity Date. However, the payment at maturity (in addition to the final Periodic Amount) is linked to the Basket Return and will depend on whether, and the extent to which, the Basket Return is positive or negative and whether the Basket Return exceeds the Basket Performance Cap or falls below -10%. If the Basket Return falls below -10.00%, you will lose 1% of the principal amount of your Notes for every 1% that the Basket Return falls below -10.00%. You may lose up to 90.00% of the principal amount of your Notes at maturity.

•

Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any principal protection provided at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

PPS-6

•

Any Change From the Initial Value to the Final Value of Each Basket Component May Offset Each Other—The Notes are linked to a weighted basket consisting of the S&P 500® Index and the ETFs as set forth in the table on the cover page of this preliminary pricing supplement. At a time when the Final Value of any of the Basket Components on the Basket Final Valuation Date is greater than its Initial Value, the Final Values of any other Basket Components may not increase from their respective Initial Values by as much or may even decline. Therefore, in calculating any payment at maturity, any positive contribution by a Basket Component with a positive performance from its Initial Value to its Final Value may be moderated, or completely offset, by other Basket Components with negative performance. There can be no assurance that the Final Value for any Basket Component on the Basket Final Valuation Date will be higher than its Initial Value. Because the Basket is not equally weighted (with weight assigned to each Basket Component as set forth in the table on the cover page of this preliminary pricing supplement), any negative performance of a Basket Component that is assigned a higher weight relative to other Basket Components may moderate or completely offset the positive performance of all other Basket Components and adversely affect the market value of your Notes and any payment at maturity of your Notes.

•

Correlation of Changes in Closing Values of the Basket Components May Adversely Affect the Return on the Notes—At a time when the Final Value of any of the Basket Components on the Basket Final Valuation Date declines as compared to its Initial Price, the Final Values of any or all other Basket Components may also decline, or may decline even more, compared to their respective Initial Values. The change in price or level, as the case may be, of the Basket Components may become highly correlated from time to time during the term of the Notes, including, but not limited to, a period in which there is a substantial decline in the primary markets for the Basket Components. High correlation during periods of negative performances of the Basket Components could adversely affect the market value of the Notes and any payment at maturity of the Notes.

•

Any Return on the Notes Will Not Exceed the Basket Performance Cap Plus Return Consisting of Periodic Amounts—If the Basket Return is greater than 0%, the payment at maturity (in addition to the final Periodic Amount) will reflect the Basket Return to the extent the Basket Return does not exceed the Basket Performance Cap. If the Basket Return exceeds the Basket Performance Cap, the payment at maturity (in addition to the final Periodic Amount) will only reflect the Basket Performance Cap, regardless of any appreciation of the Basket in excess of the Basket Performance Cap, which may be significant. Accordingly, the maximum total return on the Notes (without considering any tax consequences or reinvestment of any Periodic Amounts) will be limited to the Basket Performance Cap plus a return consisting of the Periodic Amounts paid prior to and on the Maturity Date.

•

Limited Protection (Subject to Our Credit Risk) Only at Maturity and Only to the Extent Afforded by the Buffer Percentage—If the Basket Return is negative, the payment at maturity of the Notes (in addition to the final Periodic Amount) will depend on whether the Basket Return falls below -10%. If the Basket Return falls below -10%, you will lose an amount equal to 1% of the principal amount of your Notes for every 1% that the Basket Return falls below -10.00%. You may lose up to 90.00% of the principal amount of your Notes. Any payment on the Notes, including the payment of any Periodic Amounts and any payment due at maturity, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement.

•

No Dividend Payments or Voting Rights—Holding the Notes is not the same as owning the securities comprising the Index or the ETFs that are the Basket Components. As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the securities comprising the Index or the ETFs that are the Basket Components would have. The return on your Notes will not reflect the return you would realize if you actually purchased the securities comprising the Index or the ETFs that are the Basket Components.

•

Any Payment at Maturity on Your Notes (In Addition to the Final Periodic Amount) is Not Based on Any Price or Level of the Basket Components at Any Time Other than the Closing Values of the Basket Components on the Basket Final Valuation Date as Compared to the Closing Values of the Basket Components on the Basket Initial Valuation Date—The Basket Return will be based solely on the Closing Values of the Basket Components on the Basket Final Valuation Date as compared to the Closing Values of the Basket Components on the Basket Initial Valuation Date (subject to adjustments as described in the prospectus supplement). Therefore, if the price or level of a Basket Component or Basket Components dropped precipitously on the Basket Final Valuation Date, the payment at maturity, if any, that you will receive for your Notes may be significantly less than it would otherwise have been had the payment at maturity been linked to the price or level of the Basket Component(s) prior to such drop.

•

Historical Performance of the Basket Components Should Not Be Taken as Any Indication of the Future Performance of the Basket Components Over the Term of the Notes—The historical performance of a Basket Component is not an indication of the future performance of that Basket Component over the term of the Notes. The historical correlation between Basket Components is not an indication of the future correlation between them over the term of the Notes. Therefore, the performance of the Basket over the term of the Notes may bear no relation or resemblance to the historical performance of the Index and the ETFs included in the Basket.

•

No Direct Exposure to Fluctuations in Foreign Exchange Rates—The value of the Notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and any other currencies in which the component securities of the underlying indices of the ETFs are denominated, although any currency fluctuations could affect the performance of ETFs. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Notes, you will not receive any additional payment or incur any reduction in your payment at maturity.

PPS-7

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Risks Associated with Emerging Markets and Foreign Securities Markets—The securities included in the underlying indices of the ETFs may be issued by foreign companies in foreign securities markets. These foreign securities may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the financial products linked to them (such as the ETFs), which may have an adverse effect on the Notes. Also, the public availability of information concerning the issuers of the securities included in the underlying indices of the ETFs will vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the issuers of the securities included in the underlying indices of the ETFs may be subject to accounting, auditing and financial reporting standards and requirement that differ from those applicable to United States reporting companies. Also, direct or indirect government intervention to stabilize the securities markets outside the United States, as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets. These factors, which could negatively affect foreign securities markets, include the possibility of changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, foreign economies may differ favorably or unfavorably from the United States economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

•

Certain Features of Exchange-Traded Funds Will Impact the Value of the Notes—The performance of the ETFs may not fully replicate the performance of their respective underlying indices. The value of an ETF is subject to:

•	Management risk. This is the risk that the investment strategy for the ETF, the implementation of which is subject to a number of constraints, may not produce the intended results.

•

Derivatives risk. The ETF may invest in futures contracts, option on futures contracts, options, swaps and other derivatives. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the ETF”s losses, and, as a consequence, the losses of your Notes, may be greater than if the ETF invested only in conventional securities.

•

The ETFs May Underperform the Underlying Indices—An ETF may underperform its underlying index (see “Description of the ETFs” below for information about the ETFs and their respective underlying indices). Unlike its underlying index, an ETF will reflect transaction costs and fees that will reduce its relative performance. Moreover, it is also possible that an ETF may not fully replicate or may, in certain circumstances, diverge significantly from the performance of its underlying index (for example, due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the ETF, differences in trading hours between the ETF and its underlying index or due to other circumstances.) Because the payment at maturity of your Notes is based on the performance of the ETFs and not their underlying indices, the return on your Notes may be less than that of an alternative investment linked directly to the components of the underlying indices.

•

We Are Not Providing Investment Advice or Other Advice in Connection with the Issuance of the Notes—None of Barclays Bank PLC, Barclays PLC, Barclays Capital or their respective affiliates is acting as investment advisor or other advisor to the holders of the Notes. The issuance of the Notes is not a recommendation by us of the Basket or any of the Basket Components. You should reach a decision to invest in the Notes after carefully considering, with your advisors, the information set out in the prospectus, the prospectus supplement, the index supplement and this preliminary pricing supplement.

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Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this preliminary pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

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Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

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Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

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Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes at a rate that may exceed the payments you receive on the Notes and whether all or part of the gain you

PPS-8

may recognize upon the sale or maturity of an instrument such as the Notes could be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts, contingent notional principal contracts and other derivative contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income at a rate that may exceed the payments you receive on the Notes. The outcome of this process is uncertain. In addition, any character mismatch arising from your inclusion of ordinary income and capital loss (if any) upon the sale or maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations. You should consult your tax advisor as to the possible tax consequences of investing in the Notes.

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Many Unpredictable Factors, Including Economic and Market Factors, Will Impact the Value of the Notes—In addition to the level or prices of the Basket Components on any day, the market value of the Notes will be affected by a number of unpredictable factors including economic and market factors that interrelate in complex ways and the effect of one factor on the value of the Notes may either offset or magnify the effect of another factor, including:

•	the performance of the Basket, the performance of any of the Basket Components and the volatility of the level or prices of the Basket Components;

•	the time to maturity of the Notes;

•	the dividend rate on the securities comprising the Index and the ETFs comprising the Basket;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events;

•	our financial condition and hedging activities;

•	supply and demand for the Notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Description of the Index

For information about the S&P 500® Index, please see “Non-Proprietary Indices—Equity Indices—S&P 500® Index” in the accompanying index supplement.

Description of the ETFs

We urge you to read the following section in the accompanying prospectus supplement: “Reference Assets—Exchange-Traded Funds—Reference Asset Investment Company and Reference Asset Information”. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which is commonly referred to as the “Exchange Act”, and the Investment Company Act of 1940, as amended, which is commonly referred to as the “’40 Act”, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information provided to or filed with the SEC pursuant to the Exchange Act or the ’40 Act by the company issuing the ETF can be located by reference to the ETF SEC file number specified below.

The summary information below regarding the company issuing the ETF comes from the ETF issuer’s SEC filings and has not been independently verified by us. We do not make any representations as to the accuracy or completeness of such information or of any filings made by the issuer of the ETF with the SEC. You are urged to refer to the SEC filings made by the issuer of the ETF and to other publicly available information (such as the ETF issuer’s annual report) to obtain an understanding of the ETF issuer’s business and financial prospects. The summary information contained below is not designed to be, and should not be interpreted as, an effort by us to present information regarding the financial prospects of any issuer or any trends, events or other factors that may have a positive or negative influence on those prospects or as an endorsement of any particular issuer.

Description of the iShares® MSCI Emerging Markets Index Fund

We have derived all information contained in this preliminary pricing supplement regarding the iShares® MSCI Emerging Markets Index Fund (the “EEM”), including, without limitation, its make-up, method of calculation and changes in its components, from the Prospectus (the “Prospectus”) for the iShares® MSCI Emerging Markets Index Fund dated January 1, 2011 (as revised September 9, 2011) issued by iShares Trust (the “Trust”). Such information reflects the policies of, and is subject to change by, the Trust, and

Blackrock Fund Advisors (“BFA”). The EEM is an exchange-traded fund. Shares of the EEM are listed and trade at market prices on the NYSE Arca, Inc. The EEM seeks investment results that correspond generally to the price and yield performance of the MSCI Emerging Markets IndexSM (the “EEM Underlying Index”).

The EEM generally invests at least 90% of assets in the securities of the EEM Underlying Index and in depositary receipts representing securities in the EEM Underlying Index. The EEM Underlying Index is designed to measure equity market performance in the global emerging markets. As of September 30, 2010, the EEM Underlying Index consisted of the following 21 emerging market indices: Brazil, Chile, China, Colombia, the Czech Republic, Egypt, Hungary, India, Indonesia, Malaysia, Mexico, Morocco, Peru, the Philippines, Poland, Russia, South Africa, South Korea, Taiwan, Thailand and Turkey. As of September 30, 2010, the EEM Underlying Index’s three largest sectors were financials, energy and materials.

PPS-9

Information provided to or filed with the SEC by the ETF pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file number 033-97598 and 811-09102, respectively.

iShares® is a registered mark of BlackRock Institutional Trust Company, N.A. (“BITCNA”). BITCNA has licensed certain trademarks and trade names of BITCNA to Barclays Bank PLC. The Notes are not sponsored, endorsed, sold or promoted by BITCNA. BITCNA makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. BITCNA has no obligation or liability in connection with the operation, marking, trading or sale of the Notes.

Description of the iShares® MSCI EAFE Index Fund

We have derived all information contained in this preliminary pricing supplement regarding iShares® MSCI EAFE Index Fund (the “EFA”), including, without limitation, its make-up, method of calculation and changes in its components, from the Prospectus (the “Prospectus”) for the iShares® MSCI EAFE Index Fund dated December 1, 2011 issued by iShares Trust (the “Trust”). Such information reflects the policies of, and is subject to change by, the Trust, and Blackrock Fund Advisors (“BFA”). The EFA is an exchange-traded fund. Shares of the EFA are listed and trade at market prices on NYSE Arca, Inc. The EFA seeks investment results that correspond generally to the price and yield performance of the MSCI EAFE Index (the “EFA Underlying Index”).

The EFA generally invests at least 90% of assets in the securities of the EFA Underlying Index and in depositary receipts representing securities in the EFA Underlying Index. The EFA Underlying Index is developed by MSCI, Inc., the index sponsor of the EFA Underlying Index, as an equity benchmark for its international stock performance. The EFA Underlying Index includes stocks from Europe, Australasia and the Far East and, as of September 30, 2011, consisted of the following 22 developed market country indices or regions: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Israel, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom.

Information provided to or filed with the SEC by the ETF pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file number 333-92935 and 811-09729, respectively.

iShares® is a registered mark of BlackRock Institutional Trust Company, N.A. (“BITCNA”). BITCNA has licensed certain trademarks and trade names of BITCNA to Barclays Bank PLC. The Notes are not sponsored, endorsed, sold or promoted by BITCNA. BITCNA makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. BITCNA has no obligation or liability in connection with the operation, marking, trading or sale of the Notes.

Description of the SPDR® S&P MidCap 400® ETF Trust

We have derived all information contained in this preliminary pricing supplement regarding the SPDR® S&P MidCap 400® ETF Trust (the “MDY”), including, without limitation, its make-up, method of calculation and changes in its components, from the Prospectus (the “Prospectus”) for the MDY, dated January 27, 2011. According to publicly available information, the SPDR® S&P MidCap 400® ETF Trust is an exchange-traded fund that trades on New York Stock Exchange Arca, Inc. The MDY is designed to generally correspond to the price and yield performance of the S&P MidCap 400 Index (the “MDY Underlying Index”).

The MDY Underlying Index is composed of 400 selected stocks, all of which are listed on national stock exchanges, and spans a broad range of major industry groups. As of December 31, 2009, the five largest industry groups comprising the MDY Underlying Index were: Capital Goods 11.55%, Real Estate 7.91%; Software & Services 7.84%; Health Care Equipment & Services 7.57% and Materials 6.81%.

The MDY is a unit investment trust, organized under New York law and is governed by a trust agreement between The Bank of New York Mellon and PDR Services LLC, dated and executed as of April 27, 1995, as amended.

Information provided to or filed with the SEC by the ETF pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file number 033-89088 and 811-08972, respectively.

Description of the iShares® Russell 2000 Index Fund

According to publicly available information, iShares Russell 2000 Index Fund (the “IWM”) is an exchange-traded fund. Shares of the IWM are listed for trading at market prices on NYSE Arca, Inc. The IWM seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Russell 2000 Index (the “IWM Underlying Index”).

The IWM Underlying Index measures the performance of the small capitalization sector of the U.S. equity market. The IWM Underlying Index includes issuers representing approximately 9% of the total market capitalization of all publicly traded U.S. equity securities.

iShares is a registered mark of BlackRock Institutional Trust Company, N.A. (“BITCNA”). BITCNA has licensed certain trademarks and trade names of BITCNA to Barclays Bank PLC. The Notes are not sponsored, endorsed, sold or promoted by BITCNA. BITCNA makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. BITCNA has no obligation or liability in connection with the operation, marking, trading or sale of the Notes.

PPS-10

Information provided to or filed with the SEC by the ETF pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file number 0333-92935 and 811-09729, respectively.

iShares® is a registered mark of BlackRock Institutional Trust Company, N.A. (“BITCNA”). BITCNA has licensed certain trademarks and trade names of BITCNA to Barclays Bank PLC. The Notes are not sponsored, endorsed, sold or promoted by BITCNA. BITCNA makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. BITCNA has no obligation or liability in connection with the operation, marking, trading or sale of the Notes.

Historical Information

The following graph sets forth the historical performance of the Basket Components based on the daily closing level or closing price from August 27, 2003 through December 8, 2011. On December 8, 2011, the S&P 500® Index closing level was 1,234.35, the SPDR® S&P MidCap 400® ETF Trust closing price was $157.53, the iShares® MSCI EAFE Index Fund closing price was $49.81, the iShares® MSCI Emerging Markets Index Fund closing price was $38.58 and the iShares® Russell 2000 Index Fund closing price was $72.35. We obtained the closing levels and closing price below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the Basket Components should not be taken as an indication of future performance, and no assurance can be given as to the closing levels or closing price on the Basket Final Valuation Date. We cannot give you assurance that the performance of the Basket on the Basket Final Valuation Date will result in the return of any of your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PPS-11

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PPS-12

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PPS-13

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

PPS-14